Pricing Supplement No.  0073     Dated   8/6/2002             Rule 424(b)(2)
                                                             File No. 333-55650
(To Prospectus dated February 23, 2001 and
Prospectus Supplement dated March 1, 2001)

                                    SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series K (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:     $ 100,000,000.00
Issue Price:     100.00%
Proceeds to Company on original issuance:     $ 99,650,000.00
Commission:                               $ 350,000.00
Agents' capacity on original issuance:
         Salomon Smith Barney Inc.  :        $ 95,000,000.00
         Ormes Capital Markets Inc. :    $ 2,500,000.00
         Pryor, Counts & Company       :    $ 2,500,000.00

Salomon Smith Barney Inc.'s capacity on original issuance:  |x| As Agent
If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Registered Notes are being offered at a fixed initial public offering price  % of Principal Amount or Face Amount.
Form of Note: |x| Global  | | Definitive
Original Issue Date:    8/6/2002
Stated Maturity:    8/6/2007
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: The 6th of every November, February, May, August.
First Interest Payment Date: November 6, 2002
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   |X| Floating Rate   | | Indexed Rate

Initial Interest Rate from 8/6/2002 to 8/6/2004 (Fixed Rate Notes): 2.90% Subsequent Interest Rate from 8/6/2004 to 8/6/2007 (Floating Rate Notes):
                                                          3 Month LIBOR-15 BPS

Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
            |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
            | | Treasury Rate Constant Maturity    | | Prime Rate
            | | J.J. Kenny Rate                        | | Euribor
            | | Eleventh District Cost of Funds    | | Other
Calculation Agent (If other than Citibank):   | | Salomon Smith Barney Inc.
                                                  | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                             |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  Each Interest Payment Date.
Rate Determination Dates: 2 London days prior.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  3-Month LIBOR
Spread (+/-):     -15 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate: 6.85% (from 8/6/2004 to 8/6/2007)
Minimum Interest Rate: 3.85% (from 8/6/2004 to 8/6/2007)
Amortizing Note:   | |  Yes  (See Attached)   |X|  No

Renewable Note: | | Yes (see attached)  |x| No
Optional Extension of Maturity: | | Yes (see attached)  |x| No

Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:   | |  Yes   |x|  No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

Cusip:  79548EJU7.